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                                                                   EXHIBIT 10.16


                                [EVERGREEN LOGO]

                        OEM RECIPROCAL LICENSE AGREEMENT

This OEM Agreement (the "Agreement" or "License") is made as of January 6, 2000 between EVERGREEN INTERNET, INC., an Arizona Corporation having offices at 3260 North Colorado Street, Chandler, Arizona 85225 ("Evergreen" or "Licensor") and Caldera Systems, Inc., a Utah Corporation, having offices at 240 West Center, Orem Utah 84057 ("Caldera" or "Licensee").

This OEM License Agreement is a "Contract" made pursuant to a Master Agreement of even date. This Agreement, the Master Agreement and Exhibits B, C, D and E of the Master Agreement will become effective simultaneously, as of the date when this Agreement, the Master Agreement and all such Exhibits of the Master Agreement have been mutually signed and delivered by the parties.

1. DEFINITIONS

        "Code" means the computer programming code relating to ECential(TM) and OpenLinux(TM) software products in object and/or executable code form (machine-readable) not to include source code.

        "Documentation" means the textual materials relating to the Code provided to each other by Evergreen and Caldera, including operating instructions, related technical information, and user documentation.

        "ECential" means the ECential software products and programs for Linux, as listed in Exhibit A including their Code and Documentation, and any other existing or future e-Commerce Products that Evergreen determines is appropriate for Linux, including their Code and Documentation. Exhibit A shall be updated to keep it current with future e-Commerce Products of Evergreen for Linux and Updates.

        "e-Commerce Products" means software products and programs that are used in the creation, analysis, management and promotion of Internet E-Commerce web sites, storefronts, customer service, business logic,and e-commerce transactions for consumer-to-business and business-to-business solutions across the Internet or Intranets. Software products or programs that are not competitive with eCential or future releases thereof shall not be deemed to be within the definition of ecommerce products.

        "Marks" means Evergreen Marks and Caldera Marks. "Evergreen Marks" means the trademarks and/or product names of Evergreen. "Caldera Marks" means the trademarks and/or product names of Caldera.


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        "Proprietary Data" means any proprietary "know-how" which a disclosing party discloses to a receiving party relating to the development or use of the disclosing parties design, structure, configuration, programming, and protocol of the disclosing parties software. "Know-how" may include computer program designs, algorithms, subroutines, system specifications, programming logic, manufacturing techniques, and program architecture.

        "Evergreen Software" means any software proprietary to Evergreen including ECential programs or Code. It also refers to any ECential programs used in conjunction with Caldera Software.

        "Caldera Software" means the software proprietary to Caldera which is included by Caldera in OpenLinux eServer.

        "OpenLinux eServer" mean the Linux software distribution designated by Caldera for eServer. This Linux software distribution for eServer includes a Linux kernel, Caldera Software and OpenLinux Third Party Software. OpenLinux for eServer includes existing and future versions thereof.

        Third Party Software. "Third Party Software" means the software proprietary third parties which is included in eBuilder. "OpenLinux Third Party Software means the Third Party Software included by Caldera in OpenLinux for eBuilder. "ECential Third Party Software" means the Third Party Software included by Evergreen in ECential.

        "OpenLinux eBuilder" means the bundled combination of ECential with OpenLinux eServer plus third party software, plus any other software the parties agree to add.

        "Evergreen's version of the bundle" means the bundled combination of OpenLinux eServer with eCential plus any software the parties agree to add.

        "Reseller" shall mean a distributor, OEM, VAR, integrator, retailer, dealer or other reseller.

        "Updates" shall means updates and upgrades to, new versions of, and replacements for ECential.

2. OWNERSHIP

        2.1 OWNERSHIP

        ECential is the proprietary product of Evergreen and others in accordance with Sections 3.3 and 3.4 below and is protected by the Copyright and Trademark Laws of the United States of America. Caldera acknowledges that Evergreen and others in accordance with Sections 3.3 and 3.4 below own the intellectual property in ECential software and Caldera makes no claim of ownership to their intellectual property in ECential or ECential itself.

        2.2 EVERGREEN AND CALDERA MARKINGS

        Caldera and Evergreen shall not in any manner act adversely to each others Marks, Proprietary Data, or other intellectual property.. Caldera shall not remove the Evergreen Marks from ECential, unless granted in written permission from Evergreen. Evergreen shall not remove the Caldera Marks from OpenLinux, unless granted in written permission from Evergreen.

        2.3 MUTUAL RIGHTS AND OBLIGATIONS


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        Evergreen acknowledges that all rights, ownership, and trademarks of
        OpenLinux for eBuilder are the exclusive property of Caldera and/or Caldera's licensors / suppliers. Caldera acknowledges that all rights, ownership and trademarks of eCential are the exclusive property of Evergreen and/or Evergreens licensors/suppliers. Evergreen shall not in any manner act adversely to the Caldera Marks, Caldera's Proprietary Data or other intellectual property of Caldera. The eBuilder product name and trademark shall belong exclusively to Caldera. The parties will work together in the spirit of an equal partnership so that there is agreement on all product issues such as content, look and feel and licensing terms. Caldera will be sure that the name eCential is featured in all packaging and promotion, web sites and software so that brand equity is built for both parties and their respective products (eBuilder and eCential). OpenLinux eBuilder must give prominent credit to eCential in all packaging and promotion. Evergreen must have the opportunity to approve packaging and promotional materials. Evergreen marketing materials, packaging and look & feel must come through in Caldera's packages, web sites and collateral. Evergreen is entitled to create its own version of the bundled software and for that version hereby extends to Caldera the same terms listed above.

3. LICENSE

        3.1 LICENSE GRANT

        Evergreen grants a, non-transferable (except under Section 9. Y. of the Master Agreement), worldwide right and license for the Linux market during the term of this Agreement, (and Caldera grants Evergreen a non-transferable (except under Section 9. Y. of the Master Agreement), worldwide right and license for the linux market during the term of this agreement) to do the following:

                3.1.1 bundle ECential with OpenLinux for eServer to create eBuilder and Evergreen's version of the bundled product.

                3.1.2 market, distribute, package, and publish Ecential and OpenLinux, including ECential and OpenLinux Software and documentation, only as part of eBuilder or Evergreen's version of the bundled product and sell Ecential and OpenLinux licenses to end users who receive eBuilder;

                3.1.3 use ECential (such use being limited to use by employees or by independent contractors of Caldera for internal use only). Such internal use will require payment of VisiBroker license fees based on the number of CPUs being used. Caldera shall be entitled to purchase such VisiBroker licenses from Evergreen at Evergreen's cost. Evergreen employees and independent contractors may use OpenLinux for internal development.

                3.1.4 copy and reproduce ECential and OpenLinux for the purposes of this Agreement.

        3.2 ECential is licensed, not sold. Title to the intellectual property and Source Code in ECential remains with Evergreen and its suppliers under Sections 3.3 and 3.4. Evergreen and/or its suppliers reserve all rights not expressly granted herein. Without limiting the foregoing, Caldera shall not modify, port, translate, localize, add features or functionality in the Code, or create derivative works of ECential, decompile, deencrypt, disassemble or otherwise reverse engineer ECential, the logic,


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        algorithms or program code of ECential, or attempt to do any of the same. Caldera shall not receive any rights by implication or otherwise in ECential or any component thereof, except as provided in the Business Alliance.

        3.3 Caldera and Evergreen may market, distribute, package and publish ECential and OpenLinux under 3.1.2 above, directly to end users and/or indirectly to end users through Caldera's or Evergreen's Resellers. Bundling may be accomplished by physical bundling (e.g., inclusion of ECential physical media with OpenLinux eBuilder media) or electronic bundling (e.g., by making downloads of ECential available through the same web page as downloads of OpenLinux eBuilder) or by otherwise making ECential available in conjunction with eBuilder. The license and rights granted to Caldera may be exercised with respect to any or all of the ECential products as defined in Exhibit A.

        3.4 FORM OF USER LICENSE

        If and to the extent that the parties agree it is practicable, use by an end user of ECential will require a license key. To obtain a license key for ECential, registration is required by the registered user of the product or by Caldera's Reseller. Registration is accomplished by the end user or Caldera's Reseller accessing a web registration page hosted by Evergreen and/or Caldera and filling in the required registration information. Upon completion of the registration process, the registered user will obtain (or the Reseller will obtain for its end user customer) the license key and a User License for the ECential software product being registered. The User License shall be the Software License Agreement of Attachment B. If obtained by either parties Reseller, then it will be passed on to the end user. Evergreen will provide Caldera with the information requested by Caldera to create and maintain the Caldera web page. Caldera will reciprocate.

        If this registration process is not utilized or if it does not include a procedure acceptable to Evergreen by which the end user accepts the Software License Agreement, then Caldera has the following obligation:
        The ECential licenses from Evergreen that Caldera is authorized to sell under Section 3.1 above shall be sold on behalf of Evergreen under this Agreement and are to include the Software License Agreement attached as Exhibit B to this Agreement. Caldera shall include a copy of the applicable Software License Agreement with each license of ECential that Caldera sells. If Caldera believes that it is not practicable to obtain written signatures for the Software License Agreement, then Evergreen shall incorporate into the Software License Agreement and the ECential Code terms and procedures that provide for acceptance of the Software License Agreement by the end user by installing or using ECential. Caldera shall not interfere with such contract acceptance terms and procedures.

        The Software License Agreement shall govern the use of ECential by end user customers. The Software License Agreement includes a grant by Evergreen to the end user to use ECential (including the third party software of Sections 3.3 and 3.4). The Software License Agreement is an agreement between Evergreen and the end user. Caldera is not a party to the Software License Agreement and has no obligation or liability thereunder.

        3.5 VISIBROKER LICENSE

        Visibroker, a product of Inprise, is an embedded product in ECential. Licenses granted by Visibroker are per CPU, and the number of licenses granted is determined by the product purchased. As described in Exhibit A, additional licenses are obtained by purchasing the additional CPU product.


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        3.6 THIRD PARTY SOFTWARE

        Caldera understands and agrees that the ECential Software utilizes software or software components (including Visibroker) from third parties as described in Exhibit 2 to Software License Agreement of Exhibit B, and said third party software is licensed to an end user each time Caldera sells an ECential license to an end user. The Software License Agreement will include a reference to and copy of the applicable third party license agreements. The end user must agree to abide by the terms of the applicable third party license agreement(s) through acceptance of the end user's Software License Agreement as provided in
        Section 3.4. Evergreen and Caldera will amend said Exhibit 2 as necessary to keep it current with the third party software in ECential. Evergreen shall be responsible for payment to the applicable third parties for the license fees, royalties and other payments or costs of third party software in ECential arising from licenses of ECential to end users ("third party fees"). If Caldera is the "Selling Party" (as defined in Section 4.2), then end users will pay such third party fees to Evergreen through Caldera. Caldera shall be responsible for collection of these third party fees. Third party fees shall be Evergreen's actual cost, without mark-up.

        3.7 REPORTS

        By the 20th day of each month following the calendar quarter end, Caldera will provide Evergreen the following activity reports:

        a. License Report: List of all ECential licenses sold to end users or Resellers in conjunction or bundled with the eBuilder. If the registered user obtains the license key and User License through the web site as described in Section 3.4, this report will be generated by the parties from web site information. Otherwise, Caldera will be required to provide this list as agreed to in 3.7.a. The list may include channel partners and/or registered end users of the product. The report should include copies of OpenLinux that Caldera knows will be used to deploy an ecommerce internet or intranet site.

        b. Trouble Report: Problems or bugs believed by Caldera to be caused by errors in the Evergreen Software.

        c. Enhancement Report: Any enhancements and suggestions for improvement of Evergreen Software which Caldera desires to suggest to Evergreen.

        d. CPU Report: To the extent that VisiBroker is included in ECential, Caldera is required to provide a listing of server(s) and total CPUs per server per license distributed. Report is to include the name of the end user, address, version of eBuilder, hardware and operating system and the number of CPUs. This report, in addition to any other purposes, is required to provide compliance with Visibroker license requirements as indicated in 3.2 above. If however, the registered user obtains the license key and User License through the web site as described in
        Section 3.4, then this report will be generated by the parties from web site information. Otherwise, Caldera will be required to provide this list as agreed to in 3.7.d.

        3.8 MASTER COPY OF THE SOFTWARE

        Evergreen will provide Caldera with a master copy of the ECential software products and programs listed in Exhibit A and for each Update (see Section 6.3). Caldera is authorized to reproduce any such copy solely in connection with exercising the rights granted under this Agreement. Upon termination of this Agreement for any reason, Caldera shall return to Evergreen the master copy or


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        copies of the program and all other copies of the Evergreen Software except as needed for continued support under Section 5.3. Caldera will provide a master copy of OpenLinux under the same terms.

        3.9 EVERGREEN MARKS

        Caldera shall use the Evergreen Marks in connection with ECential. The use of the Evergreen Marks by Caldera shall strictly adhere to the most recent reasonable written guidelines provided by Evergreen. In the absence of written guidelines from Evergreen, Caldera shall submit the proposed use of any Evergreen Mark to Evergreen for Evergreen's written approval before such use. All use of the Evergreen Marks by Caldera shall inure to the benefit of Evergreen. In bundled software packaging, whether physical or on-line, Evergreen shall have the right to approve all such packaging as to ECential prior to offering the bundle to market. Evergreen shall not unreasonably withhold or delay approval.

        3.10 GNU General Public License

        Both parties understand that Linux and certain software in eBuilder are or may be subject to or governed by the applicable GNU General Public License and/or other applicable open source agreements, and nothing in this Agreement or the Business Alliance shall require either party to act in contradiction of the applicable GNU General Public License and/or other applicable open source agreements.

        3.11 EXCLUSIVE RIGHT TO DISTRIBUTE

        For a period of one year from the Date of First Distribution or March 31, 2000 (whichever is first) , Evergreen agrees that it will not bundle ECential with any other Linux operating system software that competes with Caldera's OpenLinux other than Caldera's OpenLinux for eBuilder and that Evergreen will promote Caldera andOpenLinux for eBuilder as the preferred Linux solutions for ECential. During this same one year period, Caldera agrees that it will not bundle with Open Linux or OpenLinux for eBuilder any other e-Commerce Product that competes with ECential and that Caldera will promote Evergreen and ECential as the preferred e-Commerce Product solution for Linux. This Section 3.11 imposes no restrictions or obligations on the parties hereto other than as stated in Section 3.11. Neither this paragraph nor the Business Alliance create any exclusive distributorship on behalf of Caldera or Evergreen. Either party to this Business Alliance may distribute the bundled OpenLinux/ECential products directly or indirectly through their respective distribution channels.

        3.13 OpenLinux for eBuilder is licensed, not sold. The Linux kernel and any other GNU General Public License software or open source software are distributed pursuant to and governed by the applicable GNU General Public License or open source software agreement. Title to the intellectual property and source code in OpenLinux for eBuilder remains with Caldera and its licensors or suppliers as applicable. Caldera and/or its licensors and suppliers reserve all rights not expressly granted herein. Without limiting the foregoing, Caldera shall not modify, port, translate, localize, add features or functionality in OpenLinux for eBuilder, or create derivative works of OpenLinux for eBuilder, decompile, deencrypt, disassemble or otherwise reverse engineer OpenLinux for eBuilder, the logic, algorithms or program code of OpenLinux for eBuilder, or attempt to do any of the same,


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        except as permitted in the applicable license agreements (see Sections
        3.14 and 3.15 below). Evergreen shall not receive any rights by implication or otherwise in OpenLinux for eBuilder or any component thereof, except as provided in the Business Alliance.

        3.14 FORM OF USER LICENSE

        All copies of eBuilder marketed, distributed or published by Evergreen must include copies of all license agreements applicable to OpenLinux for eBuilder as provided by Caldera to Evergreen. Such license agreements shall govern use and licensing of OpenLinux for Builder. Evergreen shall respect any terms and procedures in any such license agreement or the software that provide for acceptance of the license agreement by the end user by installing or using the software to which the license agreement applies. Evergreen shall not interfere with such contract acceptance terms and procedures.

        Each such license agreement is an agreement between Caldera or its licensor or supplier, as applicable, and the end user. Evergreen is not a party to these license agreements and has no obligation or liability thereunder.

        3.15 OPENLINUX THIRD PARTY SOFTWARE

        Evergreen understands and agrees that OpenLinux for eBuilder includes OpenLinux Third Party Software from third parties and said OpenLinux Third Party Software is licensed (under a license agreement under Section 3.14 above) to an end user each time Evergreen or its Reseller distributes or otherwise provides eBuilder to an end user. The end user must agree to abide by the terms of the applicable license agreements through acceptance of the these license agreements as provided in
        Section 3.14. As OpenLinux Third Party Software or the applicable license agreements change, Caldera will provide Evergreen with new forms of such license agreements as necessary to keep current with the OpenLinux Third Party Software, and Evergreen shall use the then-most-current version of the license agreements. The same applies to any new Caldera Software or changes in Caldera Software license agreements. Caldera shall be responsible for payment to the applicable third parties for the license fees, royalties and other payments or costs of OpenLinux Third Party Software in eBuilder arising from the distribution of eBuilder to end users ("third party fees"). If Evergreen is the "Selling Party" (as defined in Section 4.2), then end users will pay such third party fees to Caldera through Evergreen. Evergreen shall be responsible for collection of these third party fees. Third party fees shall be Caldera's actual cost, without mark-up.

        3.16 REPORTS

        BY THE 20TH DAY OF EACH MONTH FOLLOWING THE CALENDAR QUARTER END, EVERGREEN SHALL PROVIDE REPORTS TO CALDERA ON ALL COPIES OF EBUILDER DISTRIBUTED OR PUBLISHED BY EVERGREEN TO END USERS OR RESELLERS. SUCH REPORTS SHALL BE AS SIMILAR AS POSSIBLE TO THE REPORTS UNDER SECTION 3.7, BUT DESIGNED TO INCLUDE INFORMATION NEEDED BY CALDERA FOR ROYALTY PURPOSES, FOR PURPOSES OF OPENLINUX THIRD PARTY SOFTWARE, AND AS OTHERWISE REASONABLY REQUESTED BY CALDERA. THE REPORT WILL INCLUDE INFORMATION ON SALES OF ECENTIAL THAT EVERGREEN KNOWS WILL BE DEPLOYED ON LINUX AT THE TIME OF THE TRANSACTION.

        3.17 MASTER COPY OF THE SOFTWARE


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        Caldera will provide Evergreen with a master copy of eBuilder and updates to and new versions of eBuilder (including the OpenLinux for eBuilder software therein). Caldera is authorized to reproduce any such copy solely in connection with exercising the rights granted under this Agreement. Upon termination of this Agreement for any reason, Caldera shall return to Evergreen the master copy or copies of the program and all other copies of the OpenLinux for eBuilder except as needed for continued support under Section 5.3.

        3.18 EVERGREEN MARKS

        Evergreen shall use the Caldera Marks in connection with OpenLinux for eBuilder (including any marketing, distribution, packaging or publication of eBuilder under Section 3.12), and shall use "eBuilder" (and no other trademark or product name unless and as approved in writing by Caldera) as the trademark and product name for the eBuilder product. The use of the Caldera Marks by Evergreen shall strictly adhere to the most recent reasonable written guidelines provided by Caldera. In the absence of written guidelines from Caldera, Evergreen shall submit the proposed use of any Caldera Mark to Caldera for Caldera's written approval before such use. All use of the Caldera Marks by Evergreen shall inure to the benefit of Caldera. In bundled software packaging, whether physical or on-line, Caldera shall have the right to approve all such packaging as to eBuilder or OpenLinux for eBuilder prior to offering the bundle to market. Caldera shall not unreasonably withhold or delay approval.

4. FEES

        4.1 INITIAL PAYMENT

        Caldera and Evergreen will pay each other a license fee of $100,000 in each of the first two quarters after the agreement is signed. The first payment will be made within ten days of the execution of this agreement. The second payment will be made with the second quarterly report. This Agreement shall become effective only upon the investment in Evergreen by Caldera and the stock exchange referred to in the Master Agreement

        4.2 ROYALTY

        The "Selling Party" shall mean the party who sells, distributes and/or licenses a copy of eBuilder or Evergreen's version of the bundled product directly to an end user or to a Reseller. The other party is the "Other Party." "Proceeds" shall mean the gross revenue received by the Selling Party from an end user or a Reseller, whichever is applicable, for the sale, distribution and/or licensing of eBuilder or Evergreen's version of the bundled product.

        "Third Party Software Payments" shall mean payments to third parties for Third Party Software in eBuilder or Evergreen's version of the bundled product.

        From the Proceeds, all payments payable for applicable Third Party Software shall be made. If Caldera is the Selling Party, then Caldera shall pay such payments for OpenLinux Third Party Software directly to the applicable third parties and shall pay such payments for ECential Third Party Software to Evergreen, and Evergreen shall pass such payment on to the applicable third parties. If Evergreen is the Selling Party, then Evergreen shall pay such payments for ECential Third Party


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        Software directly to the applicable third parties and shall pay such payments for OpenLinux Third Party Software to Caldera, and Caldera shall pass such payment on to the applicable third parties.

        Proceeds do not include fees or payments for any support, maintenance or services not included in the price for eBuilder. For example, support, maintenance and other services invoiced or charged separate from the price for the sale, distribution and/or licensing of eBuilder or Evergreen's version of the bundled product, are not subject to the Royalty. Software products which are distributed or licensed in conjunction with eBuilder, but not included by either party in eBuilder or Evergreen's version of the bundled product, shall not be subject to the Royalty, i.e., the Royalty is not payable on the sales price received by the Selling Party for such other software products.

        "Net Proceeds" shall mean Proceeds minus Third Party Software Payments.

        "Net Revenue" shall mean 50% of Net Proceeds.

        The "Royalty" payable by the Selling Party to the Other Party shall be [****] of Net Revenue [****].

        The parties agree that they will review on a quarterly basis by the last day of March, June, September, and December of each calendar year, the definition and percentages of net revenue.

        Evergreen may have customers who choose to deploy eCential on Linux distributions that compete with Caldera. Evergreen will promote the eBuilder bundle or Evergreen's version of the bundled product to customers who ask for Linux. If the customer insists on purchasing eCential and not the bundle Evergreen may sell it to them. If Evergreen knows at the time of any transaction that eCential will be deployed on Linux then that sale is subject to the royalty payments described above.

        Evergreen may choose to refer customers who seek a Linux Support Agreement to Caldera. If Caldera signs an agreement with a customer referred by Evergreen then Caldera will give Evergreen [****] of the first 12 months revenue as a referral fee.

        Caldera may choose to refer customers who seek support on eCential to Evergreen. If Evergreen signs an agreement with a customer referred by Caldera then Evergreen will give Caldera [****] of the first 12 months revenue as a referral fee.

        4.3 PAYMENT

        Selling Party will make quarterly payments to Other Party of the royalty amounts Other Party is entitled to receive hereunder. Payments will accompany the quarterly reports described in section 3.5. Reports and payments are due the 20th day of that month which follows the end of each calendar quarter. To compensate for the loss of the use of money and the administrative expense involved in collecting past due amounts, all amounts past due or in default under this Agreement shall bear interest at a rate of one (1.5%) per month.

        4.4 TAXES AND OTHER FEES.

        As between Selling Party and Other Party, Selling Party shall be responsible for payment of all sales, use and other taxes, fees and/or assessments of any sort which come due because of or are related to transactions between Selling Party and its customers. Selling Party shall also pay, at its own expense, all import and export licenses and permits, customs charges, and duty fees required to

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        accomplish the export and import of the licenses sold by Selling Party.
        However, all of the foregoing are not including in Proceeds. Nothing herein applies to Other Parties income taxes.

        4.5 INSPECTION OF SELLING PARTY RECORDS.

        Upon twenty (20) days written notice to Selling Party, at Other Parties expense (except as otherwise provided below), and no more often than once per year, Other Parties designated representative, or its independent certified public accountant shall have the right to inspect Selling Parties records relevant to the royalty or selling parties compliance with the alliance during business hours solely for the purposes of verifying the royalty amounts due to Other Party and Selling Parties compliance with the provisions of this License and all related Contracts under the Master Agreement. A final inspection shall occur no later than one year after the termination of this Agreement. Selling Party shall make immediate payment of any amounts that an inspection accurately shows to be due to Other Party. If, as a result of any such inspection, it is accurately determined that the amount paid or due from Selling Party to Other Party for the period being reviewed has been understated by an amount in excess of five percent (5%) of the total amount due Other Party, then Selling Party shall promptly pay the reasonable cost of such inspection. Other Parties representative or independent certified public accountant must agree in writing with Selling Party to keep confidential Selling Parties records and the contents thereof, except for reasonable disclosures to Other Party relating to Selling Parties failure to pay the royalty and/or Selling Parties failure to comply with its obligations under any of the contracts to the Business Alliance. Other Party must keep such disclosures confidential and not use for any purpose, except as necessary to enforce Selling Parties royalty obligation or any terms of the contracts of the Business Alliance.

5. TERM AND TERMINATION

        5.1 TERM.

        Unless terminated earlier as provided herein, the initial term of this Agreement shall be three (3) years from the date of this Agreement, and the term of this Agreement shall automatically renew for an unlimited number of successive one-year terms. However, either party may terminate this Agreement by giving at least 90 days advance written notice of termination to the other party, provided that the date of such termination does not occur prior to the end of said initial three year term. Either party may terminate this Agreement for any reason or no reason as provided in the Master Agreement.

        5.2 RIGHTS NOT TERMINATED.

        The termination or expiration of this Agreement shall not affect any licenses granted or sold to end-users prior to such termination or expiration. Upon such termination or expiration, each party (the "first party") shall use all commercially reasonable efforts to return or destroy all materials provided by other party to the first party during the term of this Agreement, as specifically provided in the Master Agreement, but subject to Section 5.3.

        5.3 SUPPORT OF EXISTING END USERS

        Notwithstanding anything herein to the contrary, in the event of termination or expiration of this Agreement, the parties shall cooperate to ensure that end users who received eBuilder under this Agreement prior to termination or expiration shall continue to receive the support and maintenance contemplated by this Agreement for at least three years. Caldera and Evergreen may continue to meet their respective support and maintenance obligations to such end users as established in good faith prior to the date of termination.

        5.4 TERMINATION FOR NON-PERFORMANCE

        In the event that eBuilder has not been made available for shipping by June 30, 2000 either party may terminate this agreement with 30 days written notice.

6. SOFTWARE SUPPORT, DEVELOPMENT SUPPORT, UPGRADES AND TRAINING

        6.1 SUPPORT OBLIGATIONS.

        The selling party shall provide first and second line support to customers for the Caldera Software and the Evergreen Software during the term of this Agreement. The non-selling partyshall provide third line support. The Selling party will be responsible to communicate third line support requests to the other party. Third line support means technical support, consultation with support personnel (and end users if necessary), trouble shooting, diagnosis of problems, and back-up support to first and second lines of support. Evergreen and Caldera shall provide respective support for their Software in accordance with the following support hours and response times. Evergreen and Caldera will review support hours and response times guidelines on a quarterly basis and make appropriate adjustments as mutually agreed upon.: Working Hours (Hours of Live Support byboth parties) live escalation call support Monday - Friday 9am - 5pm Mountain Time during normal business days (non-holidays).

        Holidays

        Evergreen will notify Caldera each year of Evergreen's annual holiday schedule, and vice versa.

        Response Times

        Evergreen and Caldera will accept escalation support incidents from each other via e-mail and/or elephone for Severity 2 or 3 incidents, and the other party will acknowledge such incidents within 4 working hours. Each party will make best effort to reply to and resolve Severity 2 incidents within 2 business days, and Severity 3 incidents within 5 business days.

        The parties will accept escalation support incidents from each other only via telephone for Severity 1 incidents, and the other party will acknowledge such incidents within 1 working hour. Each party will make best effort to reply to and resolve Severity 1 incidents within 4 business hours.

        Severity is the impact the problem has on business operations. Severity 1, 2, and 3 incidents are defined below:

        "1" - for Errors that result in an emergency condition that cause critical impact to end user's schedule, cause a serious security breach, or that make performance or continued performance of any feature or function impossible or impracticable by the end user.

        "2" - for errors that significantly affect an end user's schedule, cause a minor security breach or which make the performance or continued performance of any feature or function difficult that cannot be circumvented or avoided on a temporary basis by the end user.

        "3" - for errors that are not critical in that performance can be continued without difficulty or loss of data by easy circumvention or avoidance by the end user.

        6.2 DEVELOPMENT SUPPORT

        Development and Software implementation for the integration of ECential to the Caldera OpenLinux eBuilder Caldera Software and tools will be defined through Evergreen and Caldera Product Management procedures. Both parties will dedicate resources to support and ensure integration and success of the bundled Software.

        6.3 UPDATES AND BUG FIXES. Evergreen shall maintain ECential and correct bugs and programming errors in ECential. Within a commercially reasonable time, Evergreen shall provide maintenance fixes, corrections, and patches to Caldera for distribution by Caldera to end users under licenses sold by Caldera. Such maintenance fixes, corrections, and patches shall be governed by this Agreement as part of ECential. When possible, Evergreen shall provide work-around solutions and temporary fixes as soon as possible while Caldera and end users are awaiting such maintenance fixes, corrections, and patches. Caldera shall use commercially reasonable efforts to provide to Evergreen information known to Caldera necessary (including, where appropriate, reproducible test cases and other diagnostic information) to diagnose and correct or repair such problems as Caldera may report to Evergreen. Caldera makes the same promises to Evergreen.

        Evergreen shall deliver Updates to Caldera as soon as they become available. Updates shall be governed by this Agreement as ECential. Caldera makes the same promises to Evergreen.

        As Evergreen creates commercial versions of ECential for other operating systems or platforms, Evergreen will also port such commercial versions to OpenLinux and provide the same to Caldera as Updates, provided that the port to OpenLinux is commercially viable. In the event Evergreen elects to not make any such port to OpenLinux, then Caldera may do so at its expense.

        6.4 TRAINING

        Within sixty (60) days of the execution of this Agreement, Evergreen will provide three (3) days of free training for two (2) Caldera employees. Caldera is responsible for travel and expense costs of Caldera personnel to Evergreen facilities in Arizona. If Caldera requests that training take place at Caldera facilities and Evergreen agrees, then Caldera will be charged for the time of Evergreen's personnel, travel, hotels, and other associated costs for Evergreen's personnel, as well as training facilities and associated costs.

        For their respective support obligations Evergreen and Caldera will pay each other $20,000 per month for the life of the agreement (unless each party agrees to waive the fee). Payment will be due quarterly at the same time as the product royalty payment.

        Evergreen will provide Caldera with a training manual that both parties agree is sufficient for Caldera's internal use within 20 days of the signing of this agreement.

7. COVENANTS OF THE PARTIES

        7.1 PROTECT INTELLECTUAL PROPERTY.

        Caldera shall use its best commercially reasonable efforts to protect Evergreen's and its licensors' / suppliers' intellectual property and proprietary rights in the Evergreen Software, Proprietary Data, Evergreen Marks, and other intellectual property of Evergreen. Evergreen shall use its best commercially reasonable efforts to protect Caldera's and its licensors' / suppliers' intellectual property and proprietary rights in the Caldera Software, Proprietary Data, Caldera Marks, and Caldera's other intellectual property.

        7.2 REPRESENTATIONS/WARRANTIES BY CALDERA OR EVERGREEN CONCERNING SOFTWARE.

        Caldera shall make no representations or warranties about the Evergreen Software in excess of the representations or warranties contained in the Exhibit B Software License Agreement attached hereto or otherwise made by Evergreen if in writing and made specifically for Caldera or its end-users. Evergreen shall make no representations or warranties about the OpenLinux for eBuilder software in excess of the representations or warranties contained in the license agreements of Sections 3.14 and 3.15, or otherwise made by Evergreen, if in writing and made specifically for Evergreen or its end-users.

        7.3 Mutual Representations.

        Each party (the "first party") represents and warrants to the other party that the first party (a) has not relied on any promises or representations not expressly made in this Agreement or the Business Alliance; (b) possesses the facilities, personnel, and experience necessary to meet its financial and other commitments under this Agreement; (c) has the full right, power and authority to enter into this Agreement and to carry out its obligations under this Agreement; and (d) knows of no impediments that would prevent the first party from complying with all the terms of this Agreement.

        7.5 NOTIFICATION OF INFRINGEMENT.

        If the management of Caldera becomes aware of the unauthorized use, copying, or disclosure of the Evergreen Software, Evergreen Marks, or Evergreen's Proprietary Data, Caldera will notify an Evergreen representative. Caldera shall assist Evergreen, at Evergreen's request and expense, in the investigation and prosecution of such unauthorized use, copying, or disclosure.

        If the management of Evergreen becomes aware of the unauthorized use, copying, or disclosure of the OpenLinux for eBuilder software, Caldera Marks, or Caldera's Proprietary Data, Evergreen will notify a Caldera representative. Evergreen shall assist Caldera, at Caldera's request and expense, in the investigation and prosecution of such unauthorized use, copying, or disclosure.

8. WARRANTIES

        8.1 LIMITED WARRANTIES.

        (1) Evergreen represents and warrants to and for the benefit of Caldera that (a) the Evergreen Software and ECential do not infringe any valid United States patent, copyright, or trademark, or include any misappropriated trade secret, or violate any privacy or other rights of any third party and (b) Evergreen has full right, power, and authority to enter into this Agreement and to carry out its obligations hereunder.

        (2) Evergreen represents and warrants that the Evergreen Software is and will be Year 2000 Compliant. "Year 2000 Compliant" means that the Evergreen Software is designed for use prior to, during and after January 1, 2000 and will conform to the following:

                1. Date data representative of years are represented or stored in a four digit format, i.e., full representation of the year (e.g., "1998") rather than partial representation of the year (e.g., "98").

                2. The screen displays, reports and printed output generated by the Evergreen Software will show years in four digit format.

                3. The Evergreen Software will not include any two digit
                   representation of years that causes: (a) execution of the Evergreen Software to terminate abnormally, (b) invalid values or incorrect results in century date data, (c) ambiguity in the recognition of century date data, or (d) other errors or problems.

                4. The calculations performed by the Evergreen Software will accommodate the use of both same-century date values and multi-century date values.

                5. The calculations performed by the Evergreen Software will accurately accommodate the occurrence of leap years.

                This warranty is subject to the following: This warranty does not apply to any third party software integrated into ECential or to modifications or enhancements to the Evergreen Software made by persons other than Evergreen or its contractors. All date data and date values received by the Evergreen Software must be accurate, in a four digit century format, and otherwise compatible with the Evergreen Software. Evergreen is not responsible for inaccuracies, inadequacies or problems caused by: (a) any computer programs and databases not licensed by Evergreen to Caldera, and (b) any hardware. Any use of, or interaction with, the Evergreen Software must be in accordance with Evergreen's then-current documentation and instructions and within the scope of the License.

        (3) Evergreen warrants to Caldera that no master copy of the Evergreen Software provided by Evergreen under this Agreement, except for demonstration or evaluation software, will contain or be accompanied by any Self-Help Code or Unauthorized Code (as defined below). This warranty shall not applied to Evergreen software delivered over the Internet to which such Unauthorized Code may have been attached outside of Evergreen's control.

                "Self-Help Code" means any back door, time bomb, drop dead device, or other routine, code, algorithm or hardware component designed or used: (i) to disable, erase, alter or harm the Evergreen Software or any computer system, program, database, data, hardware or communications system, automatically with the passage of time, or under the control of, or through some affirmative action by, a person other than Caldera or its Affiliate, or (ii) to access any computer system, program, database, data, hardware or communications system of Caldera or its Affiliate. "Self-Help Code" does not include any code in the Evergreen Software or any accompanying hardware component designed and used to permit Evergreen to obtain access to the Evergreen Software on Caldera's or its Affiliate's computer system (e.g., remote access via modem) solely for purposes of providing maintenance or technical support to Caldera or its Affiliate, provided that such code or hardware component is first disclosed to Caldera and approved by Caldera in writing.

                "Unauthorized Code" means any virus, Trojan horse, worm, or other routine, code, algorithm or hardware component designed or used to disable, erase, alter, or otherwise harm any computer system, program, database, data, hardware or communications system, or to consume, use, allocate or disrupt any computer resources, in a manner which is malicious or intended to damage or inconvenience. The term Unauthorized Code does not include Self-Help Code.

        Evergreen warrants that ECential will conform to the Documentation provided by Evergreen in connection with ECential and any then effective published specifications, descriptions or statements from Evergreen concerning ECential that are made in writing to Caldera for the benefit of Caldera or its end users. Caldera makes the same warranties and covenants to Evergreen with respect to Caldera's products as contained in this section.

        8.2 EXCLUSIONS.

        Evergreen makes no warranty concerning, and shall have no liability with respect to (a) software not delivered by Evergreen; (b) use of the Evergreen Software in a manner for which it was not designed; (c) Caldera's modification of the Evergreen Software in a manner to become infringing; or (d) any use of the Software in violation of this Agreement. Evergreen does not warrant that the Software is free from errors or that it will interface without any problems with Caldera's or any end-user's computer system, however, this does not negate or limit Evergreen's obligations of maintenance and support. Evergreen shall not be liable for any damage or loss to Caldera's computer or data resulting from the evaluation or use of the Evergreen Software.

        Caldera makes no warranty concerning, and shall have no liability with respect to (a) software not delivered by Caldera; (b) use of the Caldera Software in a manner for which it was not designed; (c) Evergreen's modification of the Caldera Software in a manner to become infringing; or (d) any use of the Software in violation of this Agreement. Caldera does not warrant that the Software is free from errors or that it will interface without any problems with Evergreen's or any end-user's computer system, however, this does not negate or limit Caldera's obligations of maintenance and support. Caldera shall not be liable for any damage or loss to Evergreen's computer or data resulting from the evaluation or use of the Caldera Software.

        8.3 DISCLAIMER.

        EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE BUSINESS ALLIANCE, THE EVERGREEN SOFTWARE IS OFFERED "AS IS" WITH ALL FAULTS. CALDERA MAKES NO WARRANTIES NOT EXPRESSLY SET FORTH IN THE BUSINESS ALLIANCE. ALL WARRANTIES AND OTHER TERMS WHICH WOULD OTHERWISE BE IMPLIED OR INCORPORATED INTO THIS AGREEMENT BY STATUTE OR COMMON LAW ARE HEREBY EXCLUDED BY THE PARTIES. THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY DISCLAIMED BY EVERGREEN AND CALDERA. IT IS EXPRESSLY AGREED THAT EVERGREEN SHALL NOT BE IN ANY WAY RESPONSIBLE FOR THE COMMERCIAL SUCCESS OF THE EVERGREEN SOFTWARE OR THE BUNDLED SOFTWARE AND THAT CALDERA SHALL NOT BE IN ANY WAY RESPONSIBLE FOR THE COMMERCIAL SUCCESS OF CALDERA SOFTWARE OR EVERGREEN SOFTWARE BUNDLED WITH CALDERA SOFTWARE. THERE ARE NO GURANATEED SALES OR MINIMUM ROYALTIES. NEITHER PARTY MAKES ANY WARRANTIES CONCERNING ANY THIRD PARTY SOFTWARE AND HAS NO OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS WITH RESPECT TO THIRD PARTY SOFTWARE.

        8.4 RESPONSE TO ANY INFRINGEMENT CLAIM.

        If Caldera receives notice of any claim that the Evergreen Software infringes a United States or foreign patent or copyright, Caldera shall promptly give written notice of the claim to Evergreen in accordance with Section 9.2 below. If Evergreen determines that the claim may have merit, Evergreen may instruct Caldera to cease selling licenses for the Evergreen Software. Evergreen shall have no obligation to indemnify Caldera for any sales of licenses that occur (a) after Caldera has notice of the infringement claim but before notice of such claim is given to Evergreen, or (b) after Evergreen has instructed Caldera to cease selling licenses, except for sales that are required by contractual commitments existing prior to (a) and (b) above. Upon receiving notice of the claim and determining that the claim may have merit, Evergreen shall use commercially reasonable efforts to (a) procure the right to continue using the Evergreen Software or portions thereof and all rights and licenses necessary for this Agreement and the Business Alliance; or (b) modify or replace all or part of the concerned Evergreen Software to avoid any infringement, provided that the modified Evergreen Software or the replacement is substantially the same or better in functions, features and performance. If Evergreen determines that it is not able to do either of the foregoing in a commercially reasonable fashion, as determined by Evergreen in Evergreen's sole discretion, Evergreen may terminate Caldera's license to sell further licenses of the Evergreen Software (i.e., remove the infringing Evergreen Software from eBuilder. In such case, Caldera shall have the right to terminate all future obligations of the parties under the Business Alliance, including this Agreement.

        If Evergreen receives notice of any claim that the Caldera Software infringes a United States or foreign patent or copyright, Evergreen shall promptly give written notice of the claim to Caldera in accordance with Section 9.2 below. If Caldera determines that the claim may have merit, Caldera may instruct Evergreen to cease selling licenses for the Caldera Software. Caldera shall have no obligation to indemnify Evergreen for any sales of licenses that occur (a) after Evergreen has notice of the infringement claim but before notice of such claim is given to Caldera, or (b) after Caldera has instructed Evergreen to cease selling licenses, except for sales that are required by contractual commitments existing prior to (a) and (b) above. Upon receiving notice of the claim and determining that the claim may have merit, Caldera shall use commercially reasonable efforts to (a) procure the right to continue using the Caldera Software or portions thereof and all rights and licenses necessary for this Agreement and the Business Alliance; or
        (b) modify or replace all or part of the concerned Caldera Software to avoid any infringement, provided that the modified Caldera Software or the replacement is substantially the same or better in functions, features and performance. If Caldera determines that it is not able to do either of the foregoing in a commercially reasonable fashion, as determined by Caldera in Caldera's sole discretion, Caldera may terminate Evergreen's license to sell further licenses of the Caldera Software (i.e., remove the infringing Caldera Software from eBuilder). In such case, Evergreen shall have the right to terminate all future obligations of the parties under the Business Alliance, including this Agreement.

9. CROSS INDEMNITY

        9.1 INDEMNIFICATION

        Each party (the "first party") hereby agrees to indemnify, defend and hold the other party harmless from and against any and all losses, damages, judgments, settlements, liabilities, costs, charges and expenses, including reasonable attorneys' fees, arising out of or from any infringement or claim of infringement of any patent, copyright, trade secret, trademark or other proprietary right. When the infringement or claim of infringement applies to Evergreen Software, then Evergreen is the "first party." When the infringement or claim of infringement applies to Caldera Software, then Caldera is the "first party." The exclusions of Section 8.2 or elsewhere shall also be exclusions from the first parties obligations to indemnify, defend and hold harmless the other party hereunder. Regarding the part of said indemnity running from first party in favor of the other party, the first party shall indemnify, defend and hold harmless the other party only if: (i) the infringement is not caused by the combination of the Software (Evergreen Software if Evergreen is the first party; and Caldera Software if Caldera is the first party) with any other item not provided by the first party, including but not limited to software, data, or hardware, (ii) notification by the indemnified party shall be in accordance with Section 9.2 below. and (iii) the indemnified party allows the indemnifying party to control any litigation and settlement of such infringement charges in accordance with Sections 9.3 and 9.4 below. Should any portion of the Software (Evergreen Software if Evergreen is the first party; and Caldera Software if Caldera is the first party) or its intended use become, or in the first parties opinion be likely to become, the subject of a claim of infringement of a United States patent, copyright or other proprietary right, then Section 8.4 above shall apply. The first parties liability and obligation to the other party in the event of infringement or claimed infringement shall be strictly limited to the obligations set forth in this Article 9.

        9.2 NOTICE OF CLAIMS.

        A party entitled to indemnification under Section 9.1, or any other provision of this Agreement (an "Indemnified Party") shall give the party required to provide such indemnification (the "Indemnifying Party") written notice of any claim for indemnification promptly after the Indemnified Party actually learns of the existence of such claim. The Indemnifying Party shall have no obligation with respect to any claim to the extent that failure to promptly give such notice materially prejudices the ability of the Indemnifying Party to defend such claim.

        9.3 CONDUCT OF DEFENSE.

        The Indemnified Party shall permit the Indemnifying Party to assume the defense of any claim covered by the indemnification. The Indemnified Party shall have the right to approve the counsel who shall conduct the defense of the claim but shall not withhold such approval unreasonably. The Indemnified Party may participate in the defense at the Indemnified Parties expense.

        9.4 SETTLEMENTS.

        No Indemnifying Party, in the defense of any claim, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include an unconditional release by the claimant of the Indemnified Party from all liability in respect to the claim. The Indemnified Party shall not settle any Claim without the consent of the Indemnifying Party. The consent of the Indemnifying Party is a condition to the obligation of the Indemnifying Party to pay money pursuant to this Article 9. The Indemnifying Party shall not unreasonably withhold consent to any proposed settlement. The settlement must not include any obligation on the part of the Indemnified Party, i.e., the settlement must be satisfied by the Indemnifying Party in full.

10. LIMITATION OF LIABILITY

        10.1 EXTENT OF LIABILITY.

        Except for liabilities and obligations under Section 8.4 or Article 9, and the royalty fees due Caldera pursuant to this Agreement and any interest thereon, Evergreen's liability arising out of this Agreement or arising out of the use or distribution of the Evergreen Software by Caldera shall be limited to the amount paid by Caldera to Evergreen for the Evergreen Software. Except for liabilities and obligations under
        Section 8.4 and Article 9, and the royalty fees due Evergreen pursuant to this Agreement and any interest thereon, Caldera's aggregate liability to Evergreen shall not exceed a limit equal to the same amount. Notwithstanding the foregoing, the limitation of liability under this section 10.1, does not apply to liabilities that arise to either party as a result of actions that infringe intellectual property or violate Confidential Information responsibilities under this Agreement.

        10.2 DISCLAIMER.

        IN NO EVENT SHALL EVERGREEN OR CALDERA BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE (OTHER THAN AS PROVIDED FOR IN SECTIONS 8.4 AND 9.1), NOR WILL EVERGREEN OR CALDERA BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, RELATING TO THIS AGREEMENT OR RESULTING FROM A USE OR INABILITY TO USE THE EVERGREEN SOFTWARE OR CALDERA SOFTWARE, OR EBUILDER OR OPENLINUX FOR EBUILDER, HOWEVER CAUSED, ARISING UNDER ANY CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT EVERGREEN OR CALDERA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ESSENTIAL PURPOSE OF THIS
        SECTION 10.2 IS TO LIMIT THE POTENTIAL LIABILITY OF EVERGREEN AND CALDERA ARISING OUT OF THIS AGREEMENT. Notwithstanding the foregoing, the limitation of liability under this section 10.2, does not apply to liabilities that arise to either party as a result of actions that infringe intellectual property or violate Confidential Information responsibilities under this Agreement.

11. CONFIDENTIALITY.

        Evergreen and Caldera agree that each of them shall, during the term of this Agreement and for so long thereafter as the information remains confidential, take all steps which are reasonable to safeguard the confidentiality of, and proprietary rights to, the confidential information ("Confidential Information") of the other party which may be disclosed under this Agreement (including, but not limited to, product plans, designs, business plans, technical specifications, research, and customer or financial data, and Proprietary Data) and shall not, without the prior written consent of the other party, (a) use such Confidential Information for its own benefit or the benefit of any third party except for purposes expressly provided for in this Agreement, or (b) disclose such Confidential Information to any third party. This Article 11 shall not be construed to restrict, and Confidential Information shall not include, information which (a) is publicly known at the time of its disclosure to the receiving party, (b) is lawfully received by a party from a third party not bound in a confidential relationship to the disclosing party, (c) was already known by the receiving party prior to disclosure by the disclosing party, or (d) is independently developed or created by the receiving party without use of the Confidential Information from the disclosing party. There is no restriction on disclosures required by law or court order. If, however, either party is issued a Subpoena or court order requiring disclosure of confidential information, it shall provide the other party hereto notice of such Subpoena or notice and provide said party an opportunity to contest it. Confidential Information which becomes publicly known through no fault of the receiving party after disclosure to the receiving party shall cease to be Confidential Information.

12. RESTRICTED RIGHTS OF GOVERNMENT USERS

        If an end user of any Evergreen Software will be an agency, department, or other entity of the United States Government (the "Government"), the end user's Software License Agreement shall include such "restricted rights of government users" clause as Evergreen has included in Exhibit B.

IN WITNESS WHEREOF the parties through their duly authorized representatives have caused this OEM License Agreement to be executed as of the date first set forth above.

CALDERA SYSTEMS, INC.                       EVERGREEN INTERNET, INC.


By: /s/ RANSOM H. LOVE                      By: /s/ PHILLIP E. BROUDBENT
   --------------------------------            ---------------------------------

Name: Ransom H. Love                        Name: Phillip E. Broudbent
     ------------------------------              -------------------------------

Title: CEO / President                      Title: CEO / President
      -----------------------------               ------------------------------

                       EXHIBIT A TO OEM LICENSE AGREEMENT

       ------------------------------------------------ -----------------

       ------------------------------------------------ -----------------

       ------------------------------------------------ -----------------

       ------------------------------------------------ -----------------



ECential

        ECential(TM)  Enterprise
        ECential(TM)  Multi-Store
        Additional Store-Fronts for ECential Multi-Store
        Additional Server License
        ECential(TM) Enterprise Annual Software Maintenance
        ECenital(TM) Multi-Store Annual Software Maintenance

Pricing for Visibroker

        [Insert Pricing]

        Visibroker for Linux

Each party will unilaterally determine the price at which it sells, licenses or distributes eBuilder.

As of the date of this Agreement there are no fees payable for any third party software in ECential other than Visibroker. If any fees become payable to third parties for third party software in ECential, then Evergreen shall provide as much advance written notice as reasonably possible and this Exhibit shall be amended by the parties to make it current.

Evergreen will use its best reasonable efforts to negotiate and obtain the most favorable pricing for Visibroker and other third party software in ECential.

                       EXHIBIT B to OEM License Agreement

ECENTIAL(TM) 2.X

                           SOFTWARE LICENSE AGREEMENT

PLEASE READ THIS AGREEMENT CAREFULLY BEFORE INSTALATION AND USE OF THE PROGRAM. EVERGREEN INTERNET WILL LICENSE THE PROGRAM TO YOU (LICENSEE) ONLY IF YOU FIRST ACCEPT THE TERMS OF THIS AGREEMENT. BY USING THE PROGRAM YOU AGREE TO THESE TERMS. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, EXIT INSTALATION NOW. ERASE, DESTROY, OR RETURN THE SOFTWARE TO EVERGREEN.

1.  LICENSE GRANT AND LIMITATION.

        a.) LICENSE. Subject to the terms and conditions of this Agreement, Evergreen grants Licensee a perpetual (except in the event of termination under section 13(b)), nontransferable, nonassignable, nonexclusive license to use one copy of Ecential(TM) Software ("Software") and user documentation. The Software licenses covered by this agreement are listed in Exhibit 1 hereto. B.) MODULAR BASED. Licensee understands and agrees that the Software is modular based to facilitate distributive computing.

        a.)

        c.) LIMITATIONS. Evergreen and/or its suppliers reserve all rights not expressly granted herein. Without limiting the generality of the preceding sentence, Licensee receives no rights and agrees:

                1.) not to modify, port, translate, localize, add features or functionality, or create derivative works of the Software,

                2.) not to decompile, deencrypt, disassemble or otherwise
                    reverse engineer the Software, algorithms, logic or program code of the Software or any derivative work thereof, or attempt to do any of the same. Licensee does not and shall not receive any rights by implication or otherwise in the Software or any component thereof.

                3.) WEB SITE DISPLAY. Licensee shall, throughout its use of the
                    Software, display the following or something similar on its home page and product pages:

                    "Ecential(TM) by Evergreen Internet, Inc.,
                    Setting the Standard for Open Commerce."

                or, a "powered by ECentialTM button represented with an Evergreen/ECential graphic provided by Evergreen.

2. DELIVERABLES. Evergreen or its distributor shall provide Licensee one executable copy of the object code version of the Software and one copy of the Software's user documentation. Licensee shall not copy the Software (except for one archival copy for back up purposes only) or the user documentation, subject to the conditions referred to in the license grant herein.

3. TITLE. The Software is licensed, not sold. Title to the Software remains with Evergreen. Title to any third party software used by the Software remains with the third party.

4. THIRD PARTY SOFTWARE. Licensee understands and agrees that the Software utilizes software components from third parties as described in Exhibit 2 and said third party software is licensed to Licensee pursuant to the terms of the license agreement(s) as stated in Exhibit 2. Licensee hereby agrees to abide by the terms of the third party license agreement(s) included in
    Exhibit 2 which accompany this Agreement. Evergreen makes no warranties regarding third party software.

5. INSTALLATION. Licensee shall be responsible for installation of the Software.


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

6. CONFIDENTIALITY. Licensee agrees that neither Licensee, its agents nor its employees shall in any manner use, disclose or otherwise communicate any information with respect to the Software which might enable use or copying of all or any portion of the Software. Licensee agrees to take all necessary action to protect the confidential and proprietary information included in the Software, including appropriate instruction and agreement with its employees.

7. SOFTWARE SUPPORT POLICY This license does not guarantee software support from Evergreen. Any software support is provided by separate agreement with the distributor of this software.

8.  WARRANTIES.

    a.) Evergreen warrants that it has clear title to the Software. Evergreen warrants to Licensee that it has all necessary rights, power and authority to enter into this Agreement and to grant the rights granted under this Agreement.

    b.) Licensee warrants that it has all necessary rights, power and authority to enter into this Agreement and to grant the rights granted under this Agreement.

    c.) Evergreen warrants that the Software as delivered to Licensee is not contaminated by harmful computer programming code.

    d.) Company warrants that the software accurately processes date/time data
        (including but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other information technology properly exchanges date/time data with it.

    e.) For 90 days from the date software is installed, Evergreen warrants that the Software will perform substantially in accordance with the accompanying documentation, and the Software media will be free from defects in materials and workmanship. In the event of a breach of this warranty, Evergreen shall (a) refund to Licensee the price paid for the Software, or (b) repair or replace the Software that does not meet this Limited Warranty.

    f.) EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SOFTWARE AND THE ACCOMPANYING
        WRITTEN MATERIALS ARE PROVIDED "AS IS" WITHOUT EXPRESS OR IMPLIED WARRANTY OF ANY KIND. EVERGREEN FURTHER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EVERGREEN DOES NOT WARRANT THAT THE SOFTWARE WILL BE ERROR FREE OR WILL OPERATE WITHOUT INTERRUPTION OR THAT THE SOFTWARE DOES NOT INFRINGE ANY COPYRIGHT, PATENT, ETC. OF ANY THIRD PARTY. THE ENTIRE RISK ARISING OUT OF THE USE OR PERFORMANCE OF THE SOFTWARE AND ACCOMPANYING WRITTEN MATERIALS REMAINS WITH LICENSEE.

        The Software is not designed or licensed for use in hazardous environments requiring fail-safe controls, including without limitation operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, and life support or weapons systems. Without limiting the generality of the foregoing, Evergreen specifically disclaims any express or implied warranty of fitness for such purposes.

9. INDEMNITY. Both parties shall indemnify, defend and hold the other party harmless from and against any and all losses, damages, liabilities, costs, charges and expenses, including reasonable attorneys' fees, arising out of any breach by either party of their obligations under this agreement or from any infringement or claim of infringement of any patent, copyright, trade secret, trademark or other proprietary right based on or arising out of the creation, use or installation by Licensee of the Software. Regarding the part of said indemnity running from Evergreen in favor of Licensee, Evergreen shall indemnify and hold harmless Licensee for any liability for infringement of any United States patent, copyright or trade secret rights of and due to a third party caused solely by the use of the Software in accordance with the Software's documentation, provided that: (i) the infringement is not caused by the combination of the Software with any other item not provided by the Evergreen, including but not limited to software, data, or


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

    hardware, (ii) Licensee notifies Evergreen in writing within ten (10) days of Licensee's first knowledge of a charge of infringement of patent, copyright or trade secret rights by another party, and (iii) Licensee agrees to allow Evergreen to fully control any litigation and settlement of such infringement charges provided any such settlement does not require the Licensee to make any payment.

10. NO CONSEQUENTIAL DAMAGES. Evergreen shall not be liable to Licensee for indirect, special, incidental, exemplary, punitive, or consequential damages (including, without limitation, lost profits) related to this Agreement or resulting from Licensee's use or inability to use the Software, arising from any cause of action whatsoever, including without limitation, contract, warranty, strict liability, or negligence, even if notified of the possibility of such damages.

11. LIMITATION ON RECOVERY. UNDER NO CIRCUMSTANCES, INCLUDING NEGLIGENCE, SHALL EVERGREEN BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS LICENSE. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THIS LIMITATION MAY NOT APPLY TO YOU. In no event shall either Evergreen's total liability to you for all damages exceed the amount paid for this License for the Software.

12. PROPRIETARY RIGHTS. Except as expressly provided for in Section 1 of this Agreement, Evergreen and/or its suppliers retain any and all right, title and interest in and to the Software. This Agreement grants no additional express or implied license, right or interest in any copyright, patent, trade secret, trademark, invention or other intellectual property right of Evergreen Internet, Inc. or its suppliers. Licensee receives no rights to and will not distribute, sublicense, sell, assign, lease market, transfer, encumber or suffer to exist any lien or security interest on the Software, nor will Licensee take any action that would cause the Software to be placed in the public domain. Licensee will not remove, or allow to be removed, any Evergreen copyright, trade secret or other proprietary rights notice from the Software. Licensee will not make any warranties with respect to the Software beyond those made to Licensee by Evergreen under this Agreement. Evergreen and its suppliers reserve all rights not specifically granted under this License.

13. GENERAL PROVISIONS.

    a. ASSIGNMENT. Licensee shall not assign or otherwise transfer the Software or this Agreement to anyone, including any parent, subsidiaries, affiliated entities or third parties, or as a part of the sale of any portion of its business, or pursuant to any merger, consolidation or reorganization, without Evergreen's prior written consent. Third parties, such as consultants, subcontractors, or agents of licensee who have been contracted by the licensee to implement the Software on Licensee's behalf at licensee's facility, or in a hosting facility, and who have agreed in writing to use the Software only in accordance with the terms and conditions of this license, do not violate this Section 13(a).

    b. TERMINATION. Without prejudice to other rights, Evergreen may terminate this License if Licensee fails to comply with the terms and conditions of the License, provided that prior to any termination Evergreen shall have provided written notice to Licensee specifying the nature of such failure to comply and Licensee shall have failed to remedy such failure within 30 days of receipt of such notice. In such event, Licensee must destroy all copies of the Software and all of its component parts and shall certify in writing to Evergreen that such destruction has occurred.

    c. NOTICES. Any notice required or permitted to be sent to a party under this Agreement will be in writing, effective on receipt by that party, and will be sent by overnight carrier, fax, first-class mail or personal delivery to the Address for Notice given for that party below. Either party may change its notice address by giving written notice to the other party at the other party's notice address.

    d. EXPORT. Licensee may not export or re-export the Software to a national of a country in Country Groups E:1 or E:2 without a license or a license exception from the U.S. Department of Commerce nor otherwise violate any provision of U.S. export laws.

        IMPORTANT NOTICE: THIS SOFTWARE OR ANY UNDERLYING INFORMATION OR ANY UNDERLYING TECHNOLOGY MAY NOT BE DOWNLOADED, DISTRIBUTED OR OTHERWISE EXPORTED OR RE-EXPORTED OUTSIDE THE UNITED STATES (OR CANADA) OR TO ANY FOREIGN ENTITY OR "FOREIGN PERSON" AS DEFINED BY U.S. GOVERNMENT REGULATIONS. INCLUDING WITHOUT LIMITATION ANYONE WHO IS NOT A CITIZEN, NATIONAL, OR LAWFUL PERMANENT RESIDENT OF THE UNITED STATES (OR CANADA) OR TO ANYONE ON THE U.S. TREASURY DEPARTMENT'S LIST OF SPECIALLY DESIGNATED NATIONALS OR ON THE U.S. COMMERCE DEPARTMENT'S TABLE OF DENIAL ORDERS OR ENTITY LIST, OR INTO (OR TO A NATIONAL OR RESIDENT OF) CUBA, IRAQ, LIBYA, NORTH KOREA, IRAN OR ANY OTHER COUNTRY TO WHICH THE U.S. EMBARGOES GOODS. BY DOWNLOADING OR USING THIS SOFTWARE, YOU AND YOUR COMPANY ARE AGREEING TO ABIDE BY THE FOREGOING AND ARE WARRANTING THAT YOU AND YOUR COMPANY ARE NOT A FOREIGN PERSON OR FOREIGN ENTITY (OTHER THAN A CANADIAN PERSON OR CANADIAN ENTITY) OR UNDER THE CONTROL OF A FOREIGN PERSON OR FOREIGN ENTITY (OTHER THAN A CANADIAN PERSON OR CANADIAN ENTITY).

    e. ARBITRATION. Evergreen and the Licensee shall settle any controversy arising out of this Agreement by arbitration in the State of Arizona in accordance with the rules of the American Arbitration Association. A single arbitrator shall be agreed upon by Evergreen and the Licensee or, if Evergreen and the Licensee cannot agree upon an arbitrator within thirty (30) days, then Evergreen and the Licensee agree that a single arbitrator shall be appointed by the American Arbitration Association. The arbitrator may award attorneys' fees and costs as part of the award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction. The arbitrator shall not have the power to award non-monetary, injunctive or equitable relief of any sort, which may be sought in court as provided in section 13(l), in addition to any other legal remedies that may be available hereunder.

    f. COMPLETE AGREEMENT. Evergreen and the Licensee agree that this Agreement is the complete and exclusive statement of the agreement between Evergreen and the Licensee, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the Evergreen and the Licensee relating to this Agreement.

    g. AMENDMENT. This Agreement may not be modified, altered or amended except by written instrument duly executed by both Evergreen and the Licensee.

    h. WAIVER. The waiver or failure of either Evergreen or the Licensee to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement. Any waiver must be in writing, signed by the party waiving its rights.

    i. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

    j. RECORDS INSPECTION. Upon three business days written notice, Licensee shall allow Evergreen and/or its agents to inspect and audit all of Licensee's records, in any media, relating to the Software and this Agreement, at the Licensee's regular place of business and at such reasonable times as shall not disrupt Licensee's business operations, to confirm Licensee's compliance with its obligations hereunder. If such inspection and/or audit discloses that Licensee has not complied with its obligations, Licensee shall bear the full cost of the inspection and audit, in addition to any other rights Evergreen may have hereunder.

    k. GOVERNING LAW. This agreement and performance hereunder shall be governed by the laws of the State of Arizona without regard to conflict of law principles. Any Dispute shall be resolved in Maricopa County, Arizona, and

        Licensee submits to the personal jurisdiction in Arizona of the arbitrator and/or the Arizona court, as appropriate under the Agreement.

IN WITNESS WHEREOF, by virtue of accepting the Software by electronic means, downloading, installing the Software, or by using the Software in any way, the parties hereto have caused this Ecential(TM) License to be executed and consider this AGREEMENT to be effective as of the day and year the software was acquired.

Address for Notice:

Evergreen Internet, Inc.
3260 North Colorado Street
Phoenix, AZ 85225
Phone: 602-926-4500  Fax: 602-926-8939

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